Exhibit 99.1

Item 7 ( c ).

CANTERBURY PARK HOLDING CORPORATION

REPORTS 2004 FISCAL OPERATING RESULTS

FOR IMMEDIATE RELEASE	CONTACT:	Dave Hansen
March 25, 2005		(952) 445-7223

SHAKOPEE, MN - Canterbury Park Holding Corporation (AMEX:ECP) today announced financial results for the fourth quarter and year ended December 31, 2004.

The Company earned net income of $3,862,308 on revenues of $54.9 million for the year ended December 31, 2004, compared to net income of $2,870,130 on revenues of $47.8 million for the year ended December 31, 2003.   Fully diluted earnings per share for fiscal 2004 were $.92 compared with $.70 for fiscal 2003.  Further results for 2004 are presented in the accompanying table.

For the fourth quarter of 2004, the Company posted revenues of $11.8 million, up 12.5% from revenues of $10.5 million during the same period of 2003.  Net income was $957,066, or $.23 per diluted share, versus $861,844, or $.21 per diluted share in the fourth quarter of 2003.

The Company’s 2004 revenues of $54.9 million represented a 14.8% increase over 2003.  Card Club revenues increased 23.5% to $28.4 million in 2004 compared to $23.0 million in 2003, due to the continued growth in popularity of Poker.  Pari-mutuel revenues increased 2.7% to approximately $17.8 million in 2004 as compared to the prior year, primarily due to increased on-track wagering.  Operating expenses increased 13.0% to $48.1 in 2004, primarily due to increases in purse expense, salaries and wages, and other operating expenses incurred to support the overall increase in revenues in 2004.

“We anticipated only modest growth in 2004 and we are very pleased to have exceeded those expectations due in large part to another record year in the Card Club” stated Canterbury Park’s President Randy Sampson.  “In addition, the increase in our pari-mutuel revenues is encouraging considering the challenges facing the horse racing industry and the mixed results experienced at other racetracks throughout the country.”

Mr. Sampson continued, “We are excited as we look forward to our 2005 live meet which for the first time begins on Kentucky Derby Day, Saturday, May 7th and continues through Labor Day. This year we will offer a record 69 days of live racing highlighted by the Festival of Champions and the Claiming Crown.”

Mr. Sampson added: “We continue to work hard to secure legislative approval for additional gaming authority, and we are encouraged by the strong support our Racino legislation is receiving from the general public throughout the State.  We are confident that if this bill becomes law, it will generate significant new tax revenues for state and local governments, boost the Minnesota breeding industry and improve our live racing product, as well as provide new jobs for Minnesota’s economy and development opportunities for the Company.  While we can give no assurance that our bill or a version of this bill will be enacted into law this year, we will continue to communicate and promote our Racino vision at the Minnesota Legislature.”

The Company also announced today that its 2005 Annual Meeting of shareholders will be held on Thursday, June 2, 2005 at 4:00 pm, at the Racetrack in Shakopee, Minnesota. The date of record for shareholders entitled to vote at the Annual Meeting will be Friday, April 15, 2005.

About Canterbury Park:

Named to Fortune Small Business’ July 2004, 100 fastest growing small companies list (#52), Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only pari-mutuel horse racing facility.  The Company’s 69-day 2005 live race meet begins on May 7th and ends September 5, 2005.  In addition, the Company is authorized under Minnesota law to host “unbanked” card games.  Canterbury Park’s Card Club operates 24 hours a day, seven days a week, and receives collection revenue from 31 poker tables and 19 tables offering a variety of unbanked card games.  The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota.  For more information about the Company please visit us at www.canterburypark.com.

Cautionary Statement:

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.  Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, legislative and regulatory changes, the impact of wagering products and technologies introduced by competitors; increases in the percentage of revenues allocated for purse fund payments; increases in compensation and employee benefit costs; the general health of the gaming sector; higher than expected expense related to new marketing initiatives; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

NOTE:  Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION’S

SUMMARY OF OPERATING RESULTS

	(Unaudited)
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003	Twelve Months Ended December 31, 2004	Twelve Months Ended December 31, 2003

Operating Revenues	$11,810,874	$10,506,556	$54,899,292	$47,845,739

Operating Expenses	$10,238,482	$8,992,738	$48,132,047	$42,586,679

Income from Operations	$1,572,392	$1,513,818	$6,767,245	$5,259,060

Non-Operating Revenues, net	$9,655	$11,479	$33,479	$39,721

Income Tax Expense	$(624,981)	$(663,353)	$(2,938,416)	$(2,428,651)

Net Income	$957,066	$861,944	$3,862,308	$2,870,130

Basic Net Income Per Common Share	$0.25	$0.23	$1.02	$0.78

Diluted Net Income Per Common Share	$0.23	$0.21	$0.92	$0.70